As filed with the Securities and Exchange Commission on September 5, 1997
                                                     Registration No. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                      ----------------------------------
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                      VITAFORT INTERNATIONAL CORPORATION
            (Exact name of Registrant as specified in its charter)

            DELAWARE                                         68-0110509
  (State or other jurisdiction                           (I.R.S. employer
of incorporation or organization)                       identification no.)

1800 AVENUE OF THE STARS, SUITE 480
      LOS ANGELES, CALIFORNIA                                   90067
(Address of principal executive offices)                     (Zip Code)

          CONSULTING AGREEMENT BETWEEN THE REGISTRANT AND GERRY ASTOR
          CONSULTING AGREEMENT BETWEEN THE REGISTRANT AND PAUL COWEN
       CONSULTING AGREEMENT BETWEEN THE REGISTRANT AND LINDA DELLAVECHIA
          CONSULTING AGREEMENT BETWEEN THE REGISTRANT AND MARK DODGE
        CONSULTING AGREEMENT BETWEEN THE REGISTRANT AND MICHAEL DONAHUE
       CONSULTING AGREEMENT BETWEEN THE REGISTRANT AND FRANK J. HARITON
         CONSULTING AGREEMENT BETWEEN THE REGISTRANT AND JULIA HOLBERT
          CONSULTING AGREEMENT BETWEEN THE REGISTRANT AND ROBERT LUKE
          CONSULTING AGREEMENT BETWEEN THE REGISTRANT AND ERWIN MASER CONSULTING AGREEMENT BETWEEN THE REGISTRANT AND WAYNE MANSFIELD
        CONSULTING AGREEMENT BETWEEN THE REGISTRANT AND MICHAEL MARKOW
          OPTION AGREEMENT BETWEEN THE REGISTRANT AND MICHAEL MARKOW
       CONSULTING AGREEMENT BETWEEN THE REGISTRANT AND RICHARD SCHUSTER
       CONSULTING AGREEMENT BETWEEN THE REGISTRANT AND ALLAN I. ZACKLER
         CONSULTING AGREEMENT BETWEEN THE REGISTRANT AND MICHAEL ZWEIG
                           (Full title of the plans)
                          MR. MARK BEYCHOK, PRESIDENT
                      VITAFORT INTERNATIONAL CORPORATION
                     1800 AVENUE OF THE STARS, SUITE 1114
                         LOS ANGELES, CALIFORNIA 90067
                    (Name and address of agent for service)
                                (310) 552-6393
          Telephone number, including area code, of agent for service


                                   Copy to:
                            FRANK J. HARITON, ESQ.
                   1350 AVENUE OF THE AMERICAS - 29TH FLOOR
                           NEW YORK, NEW YORK 10019
                                (212) 265-8600

                        CALCULATION OF REGISTRATION FEE

======================================================================================
                                      Proposed        Proposed
                                       Maximum         Maximum             Amount of
Title of Securities   Amount to be      Price         Aggregate          Registration
to be registered       Registered     Per Share*    Offering Price*          Fee**
- --------------------------------------------------------------------------------------
Common Stock,
  par value
 $.0001 per
   share              555,600          $1.00          $555,600.00          $168.35
======================================================================================

* Based upon the average of the closing bid and asked prices of the Registrant's Common Stock as reflected on the Electronic Bulletin Board on September 5, 1997 in the case of stock grants and based on the exercise price of options in the case of options in the case of per share data and based upon the aggregate of the foregoing stock price and exercise price in the case of aggregate data.

**   Calculated pursuant to Rule 457(h).

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

(a) Vitafort International Corporation's (the "Company") Annual Report on Form 10-KSB for the year ended December 31, 1996, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(b) The Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997 and June 30, 1997.

(c) The Company's Current Reports on Form 8-K, filed February 7, 1997 (as amended February 12, 1997) and July 8, 1997, filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

(d) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(e) The Prospectus of the Company filed by the Company on December 19, 1989 which contains a description of the Company's Common Stock.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all such securities then unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

     Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

     Frank J. Hariton, Esq. owns: (i)17,977 shares of the Company's common stock; (ii) 800 of the Company's redeemable warrants; (iii) 3,333 common stock purchase options exercisable at $4.50 and; (iv) 3,333 common stock purchase options exercisable at $6.00.

Item 6.   Indemnification of Directors and Officers.

     Article Seventh of the Company's Certificate of Incorporation provides for indemnification of the Company's officers and directors to the fullest extent permitted under the General Corporation Law of the State of Delaware ("DGCL").

          SECTION 145 of the DGCL, as amended, applies to the Company and the relevant portion of the DGCL provides as follows:

(S) 145. Indemnification of officers, directors, employees and agents; insurance

        (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

        (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
     (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

        (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

        (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

        (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

        (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

        (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

     The Company maintains insurance for the benefit of its directors and officers and the directors and officers of its subsidiaries, insuring such persons against certain liabilities, including liabilities arising under the securities laws.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. Furthermore, the Company has given certain undertakings with respect to indemnification in connection with this Registration Statement.


Item 7.   Exemption from Registration Claimed.

     No "restricted securities," as defined in the instructions to Form S-8, are being offered hereby.

Item 8.   Exhibits.

 4.l -    Certificate of Incorporation of Registrant*

 4.2 -    By-laws of Registrant*

 4.3 - Agreement and Plan of Merger between the Registrant and Vitafort International Corporation, a California corporation*

 4.4 -    Certificate of Designation - Series A Preferred Stock**

 4.5 -    Certificate of Designation - Series B Preferred Stock**

 4.6 - Certificate of Amendment to the Certificate of Incorporation, filed November 1991**

 4.7 -    Certificate of Designation - Series C Preferred Stock**

 4.8 - Certificate of Amendment to the Certificate of Incorporation, filed February 8, 1994***

 4.9 -    Certificate of Designation - Series D Preferred Stock***

 4.10 - Certificate of Amendment to the Certificate of Incorporation, filed November 1995 ****

 4.11 - Specimen Stock Certificate. Incorporated by reference to Exhibit 4.1 to the Registrants Annual Report on Form 10-KSB for the year ended December 31, 1996 (the "1996 10-KSB")

 4.12 -   Specimen Redeemable Common Stock Purchase Warrant*

 4.13 -   Form of Warrant Agreement*

 4.14 -   Warrant Extension Agreement, December 18, 1992**

 4.15 -   Warrant Extension Agreement, December 18, 1994***

 4.16 -   Warrant Extension Agreement, January 18, 1995***

 4.17 -   Warrant Extension Agreement, April 3, 1995***

 4.18 -   Warrant Extension Agreement, May 3, 1995****

 4.19 -   Warrant Extension Agreement, June 15, 1995 ****

 4.20 -   Warrant Extension Agreement, July 17, 1995 ****

 4.21 -   Warrant Extension Agreement, August 16, 1995****

 4.22 -   Warrant Extension Agreement, December 31, 1995 ****

 4.23 -   Warrant Extension Agreement, April 30, 1996 *****

 4.24 - Certificate of Elimination for Series A Preferred Stock, April 26, 1996 *****

 4.25 -   Certificate of Elimination for Series D Preferred Stock, May 6,
          1996 *****

 4.26 - Warrant Extension Agreement, July 31, 1996. Incorporated by reference to the like numbered Exhibit to the Registrant's Registration Statement on Form S-8 filed December 12, 1996 (the "December 1996 S-8").

 4.27 - Warrant Extension Agreement, September 30, 1996. Incorporated by reference to the like numbered Exhibit to the December 1996 S-8.

 4.28 - Warrant Extension Agreement, November 11, 1996. Incorporated by reference to the like numbered Exhibit to the December 1996 S-8.

 4.29 - Certificate of Amendment to the Certificate of Incorporation, dated October 4, 1996. Incorporated by reference to the like numbered Exhibit to the December 1996 S-8.

4.30 - Warrant Extension Agreement, November 15, 1996. Incorporated by reference to the like numbered Exhibit to the December 1996 S-8.

4.31 - Warrant Extension Agreement, April 15, 1997. Incorporated by reference to Exhibit 4.19 to the 1996 10-KSB.

4.32 -    Amended Certificate of Designation 1997 Series A Preferred Stock.

4.33 - Certificate of Amendment to the Registrant's Certificate of Incorporation, July 1997.

 5.01 -   Opinion of Frank J. Hariton, Esq.

23.01 -   Consent of Frank J. Hariton, Esq. (included in Exhibit 5.01).

23.02 -   Consent of BDO Seidman, LLP, Independent Certified Public Accountants.

23.03 - Consent of KMPG Peat Marwick LLP, Independent Certified Public Accountants.

24.01 -   Power of Attorney (contained on signature page)

99.01 -   Consulting Agreement between the Registrant and Gerry Aster.

99.02 -   Consulting Agreement between the Registrant and Paul Cowen.

99.03 -   Consulting Agreement between the Registrant and Linda Dellavechia.

99.04 -   Consulting Agreement between the Registrant and Mark Dodge.

99.05 -   Consulting Agreement between the Registrant and Michael Donahue.

99.06 -   Consulting Agreement between the Registrant and Frank J. Hariton.

99.07 -   Consulting Agreement between the Registrant and Julia Holbert.

99.08 -   Consulting Agreement between the Registrant and Robert Luke

99.09 -   Consulting Agreement between the Registrant and Wayne Mansfield.

99.10 -   Consulting Agreement between the Registrant and Michael Markow.

99.11 -   Option Agreement between the Registrant and Michael Markow.

99.12 -   Consulting Agreement between the Registrant and Erwin Maser.

99.13 -   Consulting Agreement between the Registrant and Richard Schuster.

99.14 -   Consulting Agreement between the Registrant and Allan I. Zackler.

99.15 -   Consulting Agreement between the Registrant and Michael Zweig.

* Incorporated by reference to the exhibits to the Registrant's Registration Statement on Form S-18, File Number 33-31883.

**    Incorporated by reference to the exhibits to the Registrant's Form 10-KSB for the year ended December 31, 1993.

***   Incorporated by reference to the exhibits to the Registrant's Form 10-KSB for the year ended December 31, 1994.

**** Incorporated by reference to the Exhibits to the Registrant's Registration Statement on Form S-8 dated January 16, 1996.

***** Incorporated by reference to the Exhibits to the Registrant's Registration Statement on Form S-8 dated May 22, 1996.

Item 9.   Undertakings.

     (a) The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses paid or incurred by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles and State of California, on the 5th day of September, 1997.

                              VITAFORT INTERNATIONAL CORPORATION

                              By:    /s/ Mark Beychok
                                    -------------------------------
                                     Mark Beychok, President

                               POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark Beychok and Jack Spencer, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


 /s/ Mark Beychok
- ------------------
  Mark Beychok                Director, Chief Executive Officer and President            September 5, 1997
                                      (Principal Executive Officer)

 /s/ Jack B. Spencer
- ---------------------
  Jack B. Spencer            Chief Operating Officer and Chief Financial Officer         September 5, 1997
                                 (Principal Financial and Accounting Officer)

 /s/ Donald Wohl
- -------------------
  Donald Wohl                                    Director                                September 5, 1997

 /s/  Benjamin Tabatchnick
- ---------------------------
  Benjamin Tabatchnick                           Director                                September 5, 1997


- ------------------------
  Paul S. Hermis                                 Director